Exhibit 10.1

Execution Copy

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is made effective as of November 1, 2012, between GOLAR LNG PARTNERS LP, a Marshall Islands limited partnership (“Seller”), and GOLAR LNG LIMITED, a Bermuda exempted company (“Buyer”).

RECITAL

Upon the terms and subject to the conditions set forth herein, Seller desires to sell and Buyer desires to purchase 1,524,590 common units of Seller (the “Units”) at the same per unit price and at the same time as up to an aggregate of 4,300,000 common units of Seller are to be sold to certain underwriters in connection with a public offering of common units contemplated by the Seller’s prospectus supplement dated November 1, 2012 (the “Public Sale”).

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.              Purchase and Sale of the Units

1.1           Sale of the Units.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, 1,524,590 Units in consideration of an aggregate payment of $46.5 million (the “Purchase Price”) by Buyer; the per Unit purchase price equal to the $30.50 price per Unit to be paid by the underwriter in the Public Sale as set forth in the underwriting agreement, dated November 1, 2012, between Seller, the underwriter named therein and the other parties thereto (the “Underwriting Agreement”).

1.2           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the closing of the Public Sale pursuant to the Underwriting Agreement.

1.3           Closing Deliveries

(a)           At the Closing, Buyer shall deliver to Seller as consideration for the Units purchased by Buyer an acknowledgement of receipt of the Purchase Price.

(b)           At the Closing, Seller shall cause Seller’s transfer agent to record the ownership of the Units on the records of the transfer agent in accordance with instructions from Buyer.

1.4           Closing Condition; Termination.  Buyer’s obligation to purchase the Units in accordance with this Agreement is subject to the closing of the Public Sale contemplated by the Underwriting Agreement. If the Underwriting Agreement is terminated or if it shall not be entered into prior to November 30, 2012, this Agreement shall automatically terminate.

Section 2.              Representations and Warranties

2.1           Buyer’s Representations and Acknowledgements.  Buyer represents and warrants to Seller that:

(a)           Buyer has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby and this Agreement is a valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms; and

(b)           The Units are being acquired solely for the account of Buyer and not with a view to, or for resale in connection with, a distribution of all or any part thereof.

Buyer acknowledges and understands that the Units have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and therefore are subject to resale restrictions. Buyer agrees to the placement of a legend on any Unit certificate or on the records of the transfer agent to the effect that the Units may not be sold without registration under the 1933 Act or pursuant to an exemption from registration.

2.2           Seller’s Representations.  Seller represents and warrants to Buyer that:

(a)           Seller has all necessary power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(b)           No consent, approval or authorization of any third party is required for consummation by Seller of the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not violate, conflict with, or cause a default under any contract, agreement, document, or instrument, any law, rule, regulation or any judicial or administrative decision to which Seller or the Units may be subject, or that would create a lien, security interest, encumbrance or restriction of any kind upon the Units; and

(c)           Upon the payment for the Units in accordance with the terms of this Agreement, good and marketable title to all of the Units, free and clear of all mortgages, liens, security interests, pledges, charges, encumbrances or claims of any kind will be sold to and vest in Buyer.

2.3           Survival; Indemnity.  All representations and warranties made herein shall survive the Closing. Buyer agrees to indemnify and hold Seller harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by the Buyer herein and Seller agrees to indemnify and hold Buyer harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by the Seller herein.

Section 3.              Further Assurances

Each party agrees to, at any time and from time to time, promptly execute and deliver such further agreements, documents and instruments, and promptly take or forbear from taking such further actions as the other party may reasonably request in order to more effectively confirm or carry out the provisions of this Agreement.

Section 4.              Miscellaneous

4.1           Entire Agreement.  Each party hereto acknowledges that this Agreement embodies the entire agreement and understanding between them with respect to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof. This Agreement may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought.

4.2           Binding Nature.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, personal representatives and assigns.

4.3           Governing Law.  This Agreement shall be governed by and construed under the laws of the state of New York.

4.4           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof.

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IN WITNESS WHEREOF, the parties have executed this UNIT PURCHASE AGREEMENT as of the date first written above.

THE SELLER:

GOLAR LNG PARTNERS LP

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Attorney-in-fact

BUYER:

GOLAR LNG LIMITED

By:	/s/ Brian Tienzo
Name:	Brian Tienzo
Title:	Attorney-in-fact